Exhibit 99.1

Media Contact: Doug Fitzgerald, Executive Vice President Communications Tel: 630-322-6830 E-mail: doug.fitzgerald@rrd.com

Investor Contact: Dan Leib, Senior Vice President, Treasurer Tel: 312-326-7710 E-mail: dan.leib@rrd.com

RR DONNELLEY INDICATES INTEREST TO ACQUIRE QUEBECOR WORLD’S ASSETS

CHICAGO – May 12, 2009 – R.R. Donnelley & Sons Company (NYSE: RRD) announced today that it had submitted a written indication of interest to acquire all or substantially all of the assets and properties of Quebecor World Inc. (“Quebecor World”). RR Donnelley further indicated to Quebecor World that it was prepared to move expediently to a legally binding purchase agreement, pending the completion of due diligence. The Company noted that it believed the non-binding proposal offered Quebecor World’s debtors and their creditors superior terms to the current draft amended reorganization plans recently proposed as part of Quebecor World’s ongoing bankruptcy proceedings in the United States and Canada.

“Quebecor World and RR Donnelley have long represented a strong strategic fit with one another and, through this proposal, we have the opportunity to join them together in a way that greatly benefits stakeholders of both companies, including Quebecor World’s debtors and their creditors,” said Thomas J. Quinlan III, RR Donnelley’s President and Chief Executive Officer. “Our offer would significantly enhance our ability to provide customers more comprehensive end-to-end printing solutions, expand our geographic reach into the important Canadian market and better balance our capacity with customer demand – all while achieving significant immediate and long-lasting synergies. We look forward to the chance to work with the debtors as they develop the plan that they feel is in the best interests of their stakeholders.”

Key aspects of RR Donnelley’s proposal include:

•	The purchase consideration would consist of cash and shares of RR Donnelley’s common stock.

•	The transaction is not subject to any financing condition and no shareholder approval is required.

•	The transaction under the proposed terms would be accretive to RR Donnelley shareholders after the first 12 months of combined operations.

A copy of the full letter follows:

May 12, 2009

Jacques Mallette

President and Chief Executive Officer

Quebecor World Inc.

999 de Maisonneuve West

Suite 1100

Montréal, Province of Québec

H3A 3L4

David McCarthy

President

Quebecor World (USA) Inc.

150 East 42nd Street

New York, NY 10034

Steven Strom

Managing Director

Jefferies & Company, Inc.

520 Madison Avenue, 10th Floor

New York, NY 10022

Re:	Purchase of All or Substantially All of the Assets of the U.S. and Canadian Debtors

Ladies and Gentlemen:

As you know, on August 11, 2008 we expressed to you in writing our interest in acquiring a significant portion of the assets and businesses of Quebecor World. We subsequently further indicated our interest in pursuing a transaction in conversations with various people, including Mr. Randy Benson, Chief Restructuring Officer of Quebecor World Inc. (“QWI”), Mr. Andy Kramer of UBS, and Mr. Eric Korsten of Jefferies & Company, Inc. Although we have not received any response to our previous proposal, we have continued to follow the publicly-available information concerning your reorganization proceedings.

We recently reviewed the draft First Amended Plan of Reorganization proposed with respect to the U.S. bankruptcy proceeding and the draft Plan of Reorganization and Compromise proposed with respect to the Canadian reorganization of QWI. We refer to these documents as the “Plans”, and to QWI, Quebecor World (USA) Inc. and their debtor affiliates as the “Quebecor Debtors”.

After reviewing the draft Plans in light of our own valuation of the relevant companies as stand-alone businesses, we believe that the proposed transaction set out in this letter is superior for the Quebecor Debtors and their creditors to the restructuring proposed by the Plans in their current form. Accordingly, R.R. Donnelley

& Sons Company (“RRD”) is pleased to submit to you a preliminary indication of interest to purchase all or substantially all of the assets and properties of the Quebecor Debtors (including shares of their Latin American subsidiaries), free and clear of all claims and interests, on the terms and conditions described below (the “Acquisition”). RRD is ready to proceed as quickly as possible to reducing its proposal to a legally-binding asset purchase agreement for implementation in a court-approved sale pursuant to Section 363(b) under the U.S. Bankruptcy Code and accompanying proceedings under the Companies’ Creditors Arrangement Act (“CCAA”). We would be willing to consummate the Acquisition prior to or in connection with plan confirmation, as you consider in the best interests of the Quebecor Debtors and their creditors.

We understand and appreciate the time and effort that have gone into preparing the Plans, but we only learned of the Plans’ terms upon publication and, in light of those terms, we would like to submit another approach for your consideration as you weigh the options available to you to propose the best possible plan of reorganization for the Quebecor Debtors and their creditors.

Proposal

The key provisions of our proposal are as follows:

(a) Purchase Consideration. We propose to pay the Quebecor Debtors (in the aggregate):

•	cash in an amount equal to the cash amount contemplated for distribution under the draft Plans, which we believe is approximately US$700,000,000; plus

•	cash on balance sheet (estimated as of June 30, 2009, at $257,000,000 pursuant to the Plans); plus

•

30 million shares of RRD common stock, which represent approximately 15% of RRD’s outstanding shares and have a value of US$394,200,000 based on the closing trading price on May 11, 2009. RRD common stock is listed for trading on the New York Stock Exchange, and the current market capitalization of RRD is approximately US$2.7 billion.

We believe that the publicly-listed common stock of the pro forma combined company will offer attractive investment characteristics for current creditors of the Quebecor Debtors when compared to the newly-issued securities of a stand-alone reorganized company. In addition to providing an attractive valuation today and immediate liquidity, for those investors that choose to remain stockholders of RRD, our proposal offers the opportunity to enjoy the synergies involved in the Acquisition and participate in any future appreciation of RRD stock as we grow our business around the world. This is an exciting opportunity and we expect that the Acquisition will be accretive to RRD stockholders after the first 12 months of combined operations.

(b) Valuation Assumptions. Our proposed acquisition price is based on publicly-available information and our deep knowledge of the industry. We have assumed (i) interim operations in the ordinary course, (ii) normalized working capital at closing, (iii) the assets and properties of the Quebecor Debtors (and their Latin American subsidiaries) are consistent with our business expectations based on our industry knowledge and our review of public financial information, (iv) the non-debtor subsidiaries are free of liabilities outside of the ordinary course of business, and (v) the assets and properties of the Quebecor Debtors will be transferred to us free and clear of all claims and liabilities (other than ordinary course trade payables, specific contracts that we ask you to assume and assign to us, and other liabilities to be agreed).

(c) Financing. There would be no financing condition to the Acquisition. We have sufficient funds to pay the cash portion of the consideration from cash on hand and/or availability under our existing revolving credit facility.

(d) Internal Approvals. This proposal has been reviewed at the highest levels of RRD and we are pleased to advise you that the only further internal approval necessary for the execution and delivery of a binding asset purchase agreement is the approval of our Board of Directors. No shareholder approval is required.

(e) Due Diligence. We are prepared to work with you and our respective advisors to proceed as expeditiously as possible to complete our business, financial, accounting, tax, environmental and legal due diligence review, including meetings with QWI’s management, and the reasonable opportunity to inspect QWI’s facilities. With access to the right data and personnel, we are confident that this work could be completed without material delay.

(f) Regulatory Matters. The Acquisition will require expiration of the applicable waiting period under the U.S. Hart-Scott-Rodino Act and under the Competition Act Canada, if applicable, approval under the Investment Canada Act and, potentially, filings in other jurisdictions. We and our advisors have done considerable work assessing the regulatory issues associated with the proposed Acquisition and are confident that the proposed Acquisition can be completed in a timely manner.

(g) Competitively Sensitive Information. We are sensitive to any concerns that you may have with respect to the treatment of competitively sensitive information during the due diligence process. One of the first conversations that we would like to suggest take place would be between your antitrust counsel and our antitrust counsel at Sullivan & Cromwell LLP and Osler, Hoskin & Harcourt LLP. Our advisors are very familiar with the issues relating to conducting diligence for potential strategic transactions in this industry and can describe to you the set of safeguards that we would implement to avoid any risk that information is shared inappropriately.

(h) Structure and Documentation. The purchaser would be one or more wholly-owned subsidiaries of RRD. There would be no other investors or sources of capital or financing for the Acquisition. We would expect the transaction to be documented in a customary asset purchase agreement, with an agreed form of bidding procedures, contract procedures and sale order for the U.S. proceeding, and appropriate equivalent Canadian documents and proceedings relating to the CCAA. The asset purchase agreement would be effective upon court approval and would include customary representations, warranties, covenants and closing conditions and other terms customary for similar transactions. Following due diligence, we are interested in exploring alternative structures in order to achieve the most tax efficient transaction for the parties.

(i) Stalking Horse Protections. We do not require any exclusivity period, no-shop provisions or expense reimbursement to conduct due diligence or finalize the terms of the proposed Acquisition. However, once we execute a definitive asset purchase agreement, we will require customary protections for a stalking horse bidder in light of the value created for the Quebecor Debtors by our offer, including overbid protections and other bidding procedures to be agreed, milestones to closing and a termination right if the milestones are not met, expense reimbursement, and, in the event the Quebecor Debtors consummate an alternative transaction, a break-up fee in an amount to be agreed.

Process

We would like to suggest that you immediately identify a working group at the Quebecor Debtors that can work with us and our advisors, Sullivan & Cromwell LLP, and Osler, Hoskin & Harcourt LLP, to conduct the due diligence process and finalize the terms of the definitive asset purchase agreement. As mentioned above, prior to signing a definitive asset purchase agreement, we require no expense reimbursement and no deal protection of any sort. We understand that the Quebecor Debtors would be free to abandon discussions with us at any time (and vice versa), and we believe that we can progress very quickly to agree upon a transaction without materially impairing your ability to solicit approval of the current draft Plans later if for any reason you decide not to proceed with a transaction with RRD. We stand ready to execute a customary confidentiality agreement upon request.

About RR Donnelley

RRD is a full-service provider of print and related services, including business process outsourcing. RRD provides the industry’s broadest product and service line, including solutions in commercial printing, direct mail, financial printing, print fulfillment, labels, forms, logistics, call centers, transactional print-and-mail, print management, online services, digital photography, color services, and content and database management to customers in the publishing, healthcare, advertising, retail, technology, financial services and many other industries. RRD’s broad product and service mix enable the company to provide end-to-end services to customers in virtually every business, education, government, and non-profit sector.

RRD has operations on four continents to provide exceptional service to leading global organizations. Its agile fleet of digital printing devices includes more than 1,000 proprietary and commercially-available units across more than 60 facilities worldwide.

Through its leading proprietary eCommerce systems it provides customers a comprehensive array of print management, premedia, and other services. RRD’s development pipeline continues to deliver innovations, such as the world’s first 1200 dpi 4-color inkjet press and the company’s recent announcement of a breakthrough that will bring lithographic economics, flexibility, and performance to variable printing.

Its logistics capabilities include services that help it effectively deliver customers’ mail deep into the postal stream, handle complex rollouts of retail signage and point of sale materials, fulfill direct mailings that incorporate personalized URLs, and provide customers online access to tracking information.

Since 2004, RR Donnelley has completed acquisitions and asset purchases in Latin America, North America, Europe and Asia.

We believe that we are uniquely qualified to assess and complete the Acquisition given our experience in financing and executing major transactions in the printing industry. We have a proven track record of successful execution of complex, structured transactions, providing you with a high degree of certainty that we can consummate the Acquisition in a timely and efficient manner.

*    *    *    *

This letter is not a legally-binding offer or agreement. Any legally-binding offer or agreement will be set forth only in definitive documentation approved by you and us.

If you have questions about our letter or would like to discuss the next steps, please do not hesitate to contact me. You also may contact Stefan Selig of Banc of America Securities/Merrill Lynch & Co. (646-885-1305 or sselig@bofasecurities.com), or Andy Dietderich at Sullivan & Cromwell LLP (212-558-3830 or dietdericha@sullcrom.com).

In connection with our own disclosure obligations we will be publicly disclosing this letter by filing it with the US Securities and Exchange Commission. We also understand and appreciate that you will want to share this letter with the many stakeholders in your restructuring process.

We are very excited about the possibility of this transaction and look forward to taking the next steps with you.

Very truly yours,

R.R. DONNELLEY & SONS COMPANY

By	/s/ Thomas J. Quinlan III
Name:	Thomas J. Quinlan III
Title:	President and Chief Executive Officer

cc:	Louis J. Gouin

(Ogilvy Renault LLP)

Michael J. Canning, Esq.

Neil M. Goodman, Esq.

Joel M. Gross, Esq.

(Arnold & Porter LLP)

Murray A. McDonald

(Ernst & Young Inc)

S. Richard Orzy

Kevin J. Zych

(Bennett Jones LLP)

Ira S. Dizengoff

David H. Botter

Ryan Jacobs

David Staber

Sarah Schultz

(Akin Gump Strauss Hauer & Feld LLP)

Audra D. Cohen

Andrew G. Dietderich

(Sullivan & Cromwell LLP)

Edward Sellers

Randall Pratt

(Osler, Hoskin & Harcourt LLP)

Stefan Selig

(Banc of America Securities/Merrill Lynch & Co.)

About RR Donnelley

RR Donnelley (NYSE: RRD) is the world’s premier full-service provider of print and related services, including business process outsourcing. Founded more than 144 years ago, the company provides products and solutions in commercial printing, direct mail, financial printing, print fulfillment, labels, forms, logistics, call centers, transactional print-and-mail, print management, online services, digital photography, color services, and content and database management to customers in the publishing, healthcare, advertising, retail, technology, financial services and many other industries. The largest companies in the world and others rely on RR Donnelley’s scale, scope and insight through a comprehensive range of online tools, variable printing services and market-specific solutions.

For more information, and for RR Donnelley’s Corporate Social Responsibility Report, visit the company’s web site at http://www.rrdonnelley.com.

Use of Forward-Looking Statements

This news release may contain “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in RR Donnelley’s filings with the SEC. RR Donnelley disclaims any obligation to update or revise any forward-looking statements.